Exhibit 12.3
WAL-MART STORES, INC. AND SUBSIDIARIES
Return on Investment and Return on Average Assets

In various written and oral releases or presentations to analysts, investors and/or shareholders, management may, from time to time, refer to return on investment (ROI) and return on average assets (ROA).  We define return on investment as adjusted operating income (operating income plus interest income and depreciation and amortization and rent from continuing operations) for the fiscal year or trailing twelve months divided by average investment during that period. We consider average investment to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight.  Management believes return on investment is a meaningful metric to share with investors and shareholders because it helps assess how efficiently Wal-Mart is employing its assets.

Return on investment differs from return on assets (income from continuing operations before minority interest for the fiscal year or the trailing twelve months divided by average of total assets of continuing operations for the period) because: return on investment adjusts operating income to exclude certain expense items and add interest income; it adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and it incorporates a factor of rent to arrive at total invested capital.   We consider return on assets to be the financial measure computed in accordance with generally accepted accounting principles that is the most directly comparable financial measure to return on investment as we calculate that financial measure.

Although return on investment is a standard financial metric, numerous methods exist for calculating a company’s return on investment.  As a result, the method used by management to calculate return on investment may differ from the method other companies use to calculate their return on investment.  We urge you to understand the method used by another company to calculate its return on investment before comparing our return on investment to that of the other company.

	Twelve Months Ended	Twelve Months Ended
	October 31, 2007	October 31, 2006
	(unaudited)	(unaudited)

Calculation of Return on Investment

NUMERATOR
Operating Income (1)	$21,547	$19,958
+ Interest Income (1)	327	273
+ Depreciation and Amortization (1)	6,102	5,199
+ Rent (1)	1,559	1,302

= Adjusted Operating Income (1)	$29,535	$26,732

DENOMINATOR

Average Total Assets of Continuing Operations (2)	158,092	140,163
+ Average Accumulated Depreciation and Amortization (2)	28,403	24,469
- Average Accounts Payable (2)	30,032	27,049
- Average Accrued Liabilities (2)	14,545	13,399
+ Trailing 12 months of rent * 8 (2)	12,472	10,416
= Invested Capital (2)	$154,390	$134,600

ROI	19.1%	19.9%

Calculation of Return on Assets
NUMERATOR
Income From Continuing Operations Before Minority Interest (1)	$13,203	$12,229

DENOMINATOR

Average Total Assets of Continuing Operations (2)	$158,092	$140,163

ROA	8.4%	8.7%

	As of	As of	As of
CERTAIN BALANCE SHEET DATA	October 31, 2007	October 31, 2006	October 31, 2005
	(unaudited)	(unaudited)	(unaudited)

Total Assets of Continuing Operations (1)	$165,064	$151,119	$ 129,206
Accumulated Depreciation and Amortization (1)	30,334	26,472	22,466
Accounts Payable (1)	30,800	29,263	24,835
Accrued Liabilities (1)	14,806	14,283	12,514

(1)
Based on continuing operations only; and, therefore excludes the impact of our South Korean and German operations, which were sold in fiscal 2007, all of which are classified as discontinued operations.  Total assets as of October 31, 2005 in the table above exclude assets of discontinued operations that are reflected in the Balance Sheet of $2,593.

(2)	The average based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.